EXHIBIT 9.1

                    AMENDED AND RESTATED VOTING AGREEMENT

      THIS AMENDED AND RESTATED VOTING AGREEMENT (the "Agreement") is executed this 15 day of December, 2000 and effective as of the19th day of October, 2000 (the "Effective Date"), by and among Computerized Thermal Imaging, Inc., a Nevada corporation (the "Corporation"), David B. Johnston, individually, and Thermal Imaging, Inc. ("TII"), an Oregon corporation (David B. Johnston and TII are hereinafter collectively referred to as the "Stockholders").

                                   RECITALS

      WHEREAS, the Corporation and David Johnston entered into that certain Voting Agreement ("Original Agreement") dated October 19, 2000 in order to facilitate the voting arrangements set forth therein;

      WHEREAS, the Corporation and the Stockholders desire to amend and restate the Original Agreement in order to make TII a party to the Original Agreement, and to undertake certain other obligations as provided in this Agreement; and

      WHEREAS, the Corporation and the Stockholders deem it to be in the best interests of the Corporation and the Stockholders that this Agreement be executed.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Termination of Agreement.

      This Agreement shall terminate on the sooner of the third anniversary of the Effective Date or the death or legal declaration of incapacity of David B. Johnston.

2. Legends. In addition to any other legends required by law or agreements between the parties, each certificate representing the Stockholders' shares of common stock of the Corporation outstanding on the date of this Agreement shall be endorsed by the Corporation with a legend reading as follows:

"THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE CORPORATION AND THE SHAREHOLDER, (A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION). THE AGREEMENT PROHIBITS TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE TO AN "AFFILIATE TRANSFEREE" AS DEFINED IN SUCH VOTING AGREEMENT UNLESS SUCH AFFILIATE TRANSFEREES AGREE TO BE BOUND BY SUCH AGREEMENT AND BY ACCEPTING THE SHARES SUCH AFFILIATE TRANSFEREES SHALL BE DEEMED TO BE BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT."

3.    Voting Restrictions.

      During the term of this Agreement, the Stockholders hereby agree to vote all shares of common stock of the Corporation owned of record by the Stockholders, whether owned as of the date of this Agreement or acquired after the date of this Agreement, any other shares of the capital stock of the Company over which they exercise voting control as of the date of this

Agreement, any shares acquired by exercise of any options or warrants now or hereafter acquired by the Stockholders, and any shares acquired in respect of any such shares (collectively, the "Shares") for the election of directors of the Corporation, and on all matters that may require the vote of the shareholders, in the same proportion as those shares voted by all shareholders other than (i) David B. Johnston, individually, (ii) Daron C. Dillia, individually, and Daron C. Dillia, doing business as Manhattan Financial Group, (iii) TII, and (iv) any Affiliate Transferee (as defined in Paragraph 5 hereof) of the individuals or entities set forth in clauses (i), (ii) and
(iii) above.

4.    Grant of Proxy.

      During the period this Agreement remains in force, the Stockholders hereby appoint Richard V. Secord, Chief Executive Officer of the Corporation, and Kevin L. Packard, Chief Financial Officer, Secretary and Treasurer of the Corporation, as proxies, each with power to act without the other and with power of substitution, and hereby authorize and direct them to represent and vote the Shares as specified in Paragraph 3 above. In the event that either or both such proxies are no longer executive officers of the Corporation, then their respective successors-in-title shall be automatically appointed as proxies in their place and stead without any further action on the part of the Shareholder or such proxies. The foregoing proxy shall be deemed coupled with an interest and shall be irrevocable for the term of this Agreement.

5.    Transfer Restrictions.

      The Stockholders shall not transfer any of their Shares to any entity controlling, controlled by or under common control with the Stockholders, or to any member of David B. Johnston's immediate family (as defined in Section 16a-1(e) of the Securities Exchange Act of 1934, as amended)(each an "Affiliate Transferee"), unless such Affiliate Transferee agrees in writing to be bound by this Agreement with respect to such transferred Shares and to become a party hereto with like effect with respect to the transferred Shares as though an original subscriber hereof. The Stockholders shall have the right to transfer their Shares to any individual or entity other than an Affiliate Transferee free of the voting and transfer restrictions set forth herein.

6.    Entire Understanding.

      This Agreement contains the entire understanding of the parties hereto and supersedes any prior agreement, either oral or written, and any amendment to, or modification or termination of, this Agreement must be in writing and signed by the parties hereto.

7.    Drafter's Liability.

      The parties agree that the provisions of this Agreement shall not be construed against the drafter of this Agreement and they represent that they have had adequate opportunity and have been encouraged to take the advice of their own counsel prior to the execution of this Agreement.

8.    Severability.

      This Agreement shall not be severable in any way but it is specifically agreed that if any provision shall be held to be invalid, then such invalidity shall not affect the validity of the remainder of this Agreement.

9.    Records.

      A copy of this Agreement shall be deposited with the Corporation and shall be subject to the same right of examination by a shareholder of the Corporation, in person or by agent or attorney, as are the books and records of the Corporation.

10.   Construction.

      This Agreement is intended by the parties to be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

11.   Benefit.

      This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the parties hereto.

12.   Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

                                    COMPUTERIZED THERMAL
                                    IMAGING, INC.

                                    By: /s/Richard V. Secord
                                    ------------------------------
                                    Name: Richard V. Secord
                                    Title: Chairman & CEO

                                    STOCKHOLDERS:

                                    /s/ David B. Johnston
                                    ------------------------------
                                    David B. Johnston, individually

                                    THERMAL IMAGING, INC.

                                    By: /s/David B. Johnston
                                    ------------------------------
                                    Name: David B. Johnston
                                    Title:  President